Exhibit 99.1

Tidewater Reports Second Quarter Results For Fiscal 2007

NEW ORLEANS, October 25, 2006 – Tidewater Inc. (NYSE:TDW) announced today second quarter net earnings for the period ended September 30, 2006, of $104.2 million, or $1.86 per common share, on revenues of $274.0 million. For the same quarter last year, net earnings were $82.2 million, or $1.42 per common share, on revenues of $204.4 million. The immediately preceding quarter ended June 30, 2006, had net earnings of $71.4 million, or $1.23 per common share, on revenues of $269.8 million.

Included in the current quarter’s net earnings is a gain of $28.2 million ($17.2 million after tax, or $0.31 per common share) related to the August 2006 sale of 11 of the company’s offshore tug vessels to Crosby Marine Transportation, LLC for a total cash price of $34.8 million. Included in net earnings for the quarter ended September 30, 2005 is a gain of $65.9 million ($42.8 million after tax, or $0.74 per common share) from the sale of six of the company’s KMAR 404 class of Anchor Handling Towing Supply vessel to Deep Sea Supply ASA for a total cash purchase price of $188.0 million.

As previously announced, Tidewater will hold a conference call to discuss September quarterly earnings on Wednesday, October 25, 2006 at 9:00 a.m. CDST promptly following the Company’s release of quarterly earnings. Investors and interested parties may listen to the teleconference via telephone by calling 1-888-388-7493 if calling from the U.S. or Canada (1-706-679-8348 if calling from outside the U.S.) and ask for the “Tidewater” call just prior to the scheduled start. A replay of the conference call will be available beginning at 11:00 a.m. CDST on October 26, 2006, and will continue until 11:59 p.m. CDST on October 27, 2006. To hear the replay, call 1-800-642-1687 (1-706-645-9291 if calling from outside the U.S.). The conference call ID number is 7509771.

A simultaneous Webcast of the conference call will be accessible online at the Tidewater Inc. Website, www.tdw.com, and at the CCBN Website, www.streetevents.com. The online replay will be available until November 25, 2006.

Tidewater Inc. owns over 490 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

Note: all per-share amounts are stated on a diluted basis.

Contact: Keith Lousteau (504) 566-4505

Financial information is displayed beginning on the next page.

TIDEWATER INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and par value data)

	September 30, 2006	March 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$257,003	246,109
Trade and other receivables, net	266,067	237,428
Marine operating supplies	43,297	41,181
Other current assets	7,595	4,325

Total current assets	573,962	529,043

Investments in, at equity, and advances to unconsolidated companies	26,665	34,308
Properties and equipment:
Vessels and related equipment	2,503,169	2,457,947
Other properties and equipment	50,254	50,205

	2,553,423	2,508,152
Less accumulated depreciation and amortization	1,134,313	1,134,425

Net properties and equipment	1,419,110	1,373,727

Goodwill	328,754	328,754
Other assets	72,798	98,708

Total assets	$2,421,289	2,364,540

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	104,626	97,265
Accrued property and liability losses	6,861	7,223
Other current liabilities	12,223	11,266

Total current liabilities	123,710	115,754

Long-term debt	300,000	300,000
Deferred income taxes	178,802	175,267
Accrued property and liability losses	19,083	21,732
Other liabilities and deferred credits	103,115	92,666
Stockholders’ equity:
Common stock of $.10 par value, 125,000,000 shares authorized, issued 57,471,395 shares at September and 60,310,164 shares at March	5,747	6,031
Other stockholders’ equity	1,690,832	1,653,090

Total stockholders’ equity	1,696,579	1,659,121

Total liabilities and stockholders’ equity	$2,421,289	2,364,540

TIDEWATER INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except share and per share data)

	Quarter Ended September 30,		Six Months Ended September 30,
	2006	2005	2006	2005
Revenues:
Vessel revenues	$271,314	198,230	529,999	383,622
Other marine revenues	2,665	6,121	13,800	12,896

	273,979	204,351	543,799	396,518

Costs and expenses:
Vessel operating costs	122,568	106,005	242,330	212,215
Costs of other marine revenues	1,948	4,934	11,862	9,524
Depreciation and amortization	28,563	26,614	56,360	52,951
General and administrative	23,975	19,433	47,667	38,692
Gain on sales of assets	(28,439)	(68,553)	(31,152)	(70,187)

	148,615	88,433	327,067	243,195

	125,364	115,918	216,732	153,323
Other income (expenses):
Foreign exchange gain (loss)	35	411	(734)	1,019
Equity in net earnings of unconsolidated companies	3,376	2,715	5,825	4,882
Minority interests	(248)	28	(228)	5
Interest and miscellaneous income	3,733	1,612	8,510	2,817
Interest and other debt costs	(2,345)	(1,911)	(4,925)	(4,273)

	4,551	2,855	8,448	4,450

Earnings before income taxes	129,915	118,773	225,180	157,773
Income taxes	25,724	36,581	49,540	46,721

Net earnings	$104,191	82,192	175,640	111,052

Basic earnings per common share	$1.87	1.44	3.11	1.94

Diluted earnings per common share	$1.86	1.42	3.08	1.93

Weighted average common shares outstanding	55,595,519	57,189,133	56,446,266	57,209,995
Incremental common shares from stock options	525,457	545,266	618,644	448,182

Adjusted weighted average common shares	56,120,976	57,734,399	57,064,910	57,658,177

Cash dividends declared per common share	$.15	.15	.30	.30

TIDEWATER INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended September 30,
	2006	2005
Net cash provided by operating activities	$218,309	100,105

Cash flows from investing activities:
Proceeds from sales of assets	55,531	191,485
Additions to properties and equipment	(128,235)	(79,805)
Repayments of advances to unconsolidated companies	9,496	—
Other	218	—

Net cash (used in) provided by investing activities	(62,990)	111,680

Cash flows from financing activities:
Debt borrowings	5,000	30,000
Principal payments on debt	(5,000)	(110,000)
Proceeds from issuance of common stock	4,495	4,878
Cash dividends	(17,185)	(17,277)
Stock repurchases	(131,735)	(8,691)
Other	—	(358)

Net cash used in financing activities	(144,425)	(101,448)

Net change in cash and cash equivalents	10,894	110,337
Cash and cash equivalents at beginning of period	246,109	15,376

Cash and cash equivalents at end of period	$257,003	125,713

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$6,813	8,051
Income taxes	$31,758	11,941

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